Exhibit 99.01

7000 Cardinal Place

Dublin, OH 43017

www.cardinalhealth.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Jim Mazzola (614) 757-3690 jim.mazzola@cardinal.com	Investors:	Bob Reflogal (614) 757-3413 bob.reflogal@cardinal.com

CARDINAL HEALTH RESERVES $600 MILLION TOWARD RESOLUTION

OF CLASS-ACTION SECURITIES LAWSUIT

DUBLIN, Ohio, April 23, 2007 — Cardinal Health announced today that it has established a $600-million reserve associated with a pending class-action securities lawsuit. The reserve represents the company’s current estimate to reach a mediated settlement with counsel for the class.

The decision to establish the reserve will result in an after-tax charge to third-quarter earnings of approximately $384 million. The company said negotiations are ongoing and it can make no assurance that the matter will be resolved through mediation.

The class-action litigation relates to Cardinal Health’s financial reporting and disclosures between fiscal 2000 and 2004. (A detailed description of the securities litigation is included in Cardinal Health’s fiscal 2007 second-quarter Form 10-Q.)

The company recorded the litigation reserve as a Special Item, which it does not include when determining Non-GAAP earnings from continuing operations. The company provides guidance based on Non-GAAP earnings per share.

Cardinal Health said the reserve is unrelated to the agreement-in-principle it previously reached with the staff of the Securities and Exchange Commission.

The company’s third quarter ended March 31 and it will report financial results for the period on April 26.

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is an $80 billion, global company serving the health-care industry with products and services that help hospitals, physician offices and pharmacies reduce costs, improve safety, productivity and profitability, and deliver better care to patients. With a focus on making supply chains more efficient, reducing hospital-acquired infections and breaking the cycle of harmful medication errors, Cardinal Health develops market-leading technologies, including Alaris® IV pumps, Pyxis® automated dispensing systems, MedMined® data mining software and the CareFusion® patient identification system. The

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Cardinal Health reserves $600 million toward resolution of class-action securities lawsuit company also manufactures medical and surgical products and is one of the largest distributors of pharmaceuticals and medical supplies worldwide. Ranked No. 19 on the Fortune 500 and No. 1 in its sector on Fortune’s ranking of Most Admired firms, Cardinal Health employs more than 40,000 people on five continents. More information about the company may be found at www.cardinalhealth.com.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal and administrative proceedings, or settlement discussions with regulatory authorities or plaintiffs in any action against the company; and uncertainties related to completing a settlement of the class-action securities litigation or, if completed, obtaining court approval of the settlement, uncertainties regarding whether the amount reserved associated with the class-action securities litigation will be sufficient, and uncertainties regarding the timing or final terms of any settlement. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.